CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust and to the use of our reports dated January 29, 2014 on the financial statements and financial highlights of Advisory Research MLP & Energy Infrastructure Fund, a series of the Investment Managers Series Trust. Such financial statements and financial highlights appear in the 2013 Annual Report to Shareholders which are also incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
April 17, 2014